                                                                                 Exhibit 5.1
                                   Lyle B. Stewart, P.C.
                                  3751 South Quebec Street
                                      Denver, CO 80237
                                  Telephone: 303-267-0920
                                     Fax: 303-267-0922

Board of
Directors
Medix Resources, Inc.                                                      November 13, 2001
305 Madison Avenue, 20th Floor
New York, NY 10165

Ladies and Gentlemen:

            We have acted as counsel to Medix Resources,  Inc. (the "Company") in connection with the proposed  sale of up to 3,000,000 of its common  stock,  par value $.001 per share, by the Company,  pursuant to the Company's  1999 Stock Option Plan (the  "Plan"),  which are being registered on a Form S-8 (the "Registration  Statement") to be filed by the Company on or after the date hereof with the Securities and Exchange  Commission,  under the Securities
Act of 1933, as amended.

            In  connection  therewith,  we have  examined  and  relied  upon such  corporate records  and  other  documents,  instruments  and  certificates  and have  made  such  other investigation as we have deemed appropriate as basis for the opinion set forth below.

            Based upon the foregoing,  we are of the opinion that the shares of common stock to be sold by the  Company  in the  manner  described  in the  Registration  Statement,  any
Prospectus  relating  thereto  and  the  Plan,  will  be  legally  issued,  fully  paid  and non-assessable.

            We hereby  consent to the use of my name in the  Registration  Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                            /s/ Lyle B. Stewart, P.C.